Exhibit 99.(a)(1)(H)

FORM OF CONFIRMATION LETTER TO ELIGIBLE OPTIONHOLDERS

PARTICIPATING IN THE EXCHANGE OFFER

Date:
To:
From:	EnerNOC, Inc.
Re:	Confirmation of Acceptance of Election Form

Thank you for your submission of the Election Form and Eligible Option Information Sheet. We confirm with this letter that we have accepted your Election Form and have cancelled your eligible option grants that you tendered for exchange. Subject to the other terms and conditions of the exchange offer, you have been granted the new option grants entitling you to purchase the number of shares of our common stock listed below:

Grant Date	Grant Type	Exercise Price per Share		Number of Shares Underlying New Option Grant
	NQO	$	per share

	NQO	$	per share

	NQO	$	per share

Shortly, we will be sending you stock option agreements for your new option grants. Your new option grant agreement will be delivered via e-mail.

In the meanwhile, if you have any questions, please send us an email at lharrison@enernoc.com or mberdik@enernoc.com.